EXHIBIT 12

                             CARRIAGE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (UNAUDITED AND IN THOUSANDS)

                                                                                                                      NINE MONTHS
                                                                                                                         ENDED
                                                                                                                      SEPTEMBER 30,
                                                                                                                       --------
                                                  1995*          1996*         1997          1998          1999          2000*
                                                --------       --------      --------      --------      --------      --------
Fixed charges:
      Interest expense .......................  $  3,684       $  4,347      $  5,889      $  9,720      $ 17,358      $ 15,638
      Amortization of
      capitalized expenses
      related to debt ........................        50            150           200           150           242           383
      Rental expense .........................       317            308           629           720           876           818
                                                --------       --------      --------      --------      --------      --------
Total fixed charges before
      capitalized interest and
      preferred stock dividends ..............     4,051          4,805         6,718        10,590        18,476        16,839
Capitalized interest .........................       175            250           450           600           686           550
                                                --------       --------      --------      --------      --------      --------
        Total fixed charges ..................     4,226          5,055         7,168        11,190        19,162        17,389
Preferred stock dividends ....................      --            1,037         1,627         1,082           167            72
                                                --------       --------      --------      --------      --------      --------
        Total fixed charges
        plus preferred dividends .............     4,226          6,092         8,795        12,272        19,329        17,461
                                                --------       --------      --------      --------      --------      --------

Earnings available for fixed
      charges: ...............................    (1,800)           345         8,217        17,023        19,361        (9,365)
Add fixed charges before
      capitalized interest and
      preferred stock dividends ..............     4,051          4,805         6,718        10,590        18,476        16,839
                                                --------       --------      --------      --------      --------      --------
Total earnings available for fixed charges ...  $  2,251       $  5,150      $ 14,935      $ 27,613      $ 37,837      $  7,474
                                                ========       ========      ========      ========      ========      ========

Ratio of earnings to fixed charges(1) ........      0.53           1.02          2.08          2.47          1.97          0.43
                                                ========       ========      ========      ========      ========      ========

Ratio of earnings to fixed
      charges plus dividends(1) ..............      0.53           0.85          1.70          2.25          1.96          0.43
                                                ========       ========      ========      ========      ========      ========

(1) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's Common Stock during the periods presented above.

* Earnings were inadequate to cover fixed charges. The coverage deficiency was $1,975,000, $942,000, and $9,987,000 for 1995, 1996, and 2000 respectively.

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